(Imre Kovats)

                         Agreement


     AGREEMENT made this 28th day of January 1997 by and between Imre Kovats (herein referred to as "Consultant"), and Hungarian
Teleconstruct Corp., with offices at 445 Park Avenue, 15th Floor,
New York NY 10022, (herein referred to as the "Client").

     WHEREAS Client desires to obtain Consultant's Management consulting services in connection with Client's business affairs, and consultant is willing to render such services as hereinafter more fully set forth.

     NOW, THEREFORE, the parties agree as follows:

     1. Client hereby engages and retains Consultant and Consultant hereby agrees to use his best efforts, to render to Client management consulting services hereinafter described for a period of two years commencing with the date of this agreement.

     2. Consultant's services hereunder shall consist of consultations with Client concerning the management and operations of Client's business as Client may from time to time require during the term of this agreement ("Agreement").

     3. Consultant shall devote full time to the affairs of Client in the form of consultation, advice and assistance on such matters as client requests. Such services may include, at the request of the client, written reports, attendance at meetings of the Clients Board of Directors and review, analysis and reports with respect to management matters. Client agrees that consultant shall not be prevented or barred from rendering services of similar or dissimilar nature for or on behalf of any person, firm or corporation other than Client. Consultant further agrees that if requested by the Client, he will serve as an officer and as a director of the Company.

     4. Client agrees to pay to Consultant for his services the sum of $4,000 per month for the months of January through June 1997. In the event Consultant equals or exceeds the projections are forth in his business plan for said six month period the Consultant's salary shall increase to $7,000 per month thereto.

     5. Consultant shall be entitled to reimbursement by Client of such reasonable out-of-pocket expenses as Consultant may incur in performing services under this agreement.

     6. Client hereby grants Consultant five year options to purchase 50,000 shares of Client's Common Stock at $2 per share which options may not be exercised until one year after the date of this agreement and only in the event Consultant is still employed by the Company on such date.


     7. All final decisions with respect to consultations or services rendered by Client shall be those of Client, and there shall be no liability on the part of the Consultant in respect thereof.

     8. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and there are no representations or warrants other than as contained herein or therein. No waiver or modification hereof shall be valid unless in writing. Waiver or breach of any terms or conditions hereof shall not be deemed a waiver of any other subsequent breach, whether or like or different nature.

     9. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties, hereto have caused this Agreement to be signed as of the day and year first above written.





                                   Imre Kovats

                              Hungarian Teleconstruct Corp.



                              By_________________________
Frank R. Cohen